Exhibit 10.5

HOMESTREET, INC. DIRECTORS’ DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE

This nonqualified Deferred Compensation Plan (the “Plan”) for Directors of HomeStreet Bank and HomeStreet, Inc. (which are referred to hereinafter as the “Company”) is designed to permit Directors to defer all or a portion of their Director’s Fees that would otherwise be paid to them in a calendar year.

ARTICLE II

DEFINITIONS

2.1 Administrator. “Administrator” of the Plan means the Controller of HomeStreet, Inc. and HomeStreet Bank.

2.2 Board. “Board” means the Board of Directors of HomeStreet, Inc.

2.3 Committee. “Committee” means the Human Resource and Corporate Governance Committee appointed by the HomeStreet Bank Board.

2.4 Director. “Director” means a member of the Board of Directors of a Company sponsoring this Plan who is not an employee of a Company sponsoring this Plan.

2.5 Director’s Fees. “Director’s Fees” means any Board fees and retainer fees earned by a Director of a Company sponsoring this Plan. For purposes of this Plan, Director’s Fees shall not include any compensation paid in stock.

2.6 Effective Date. The “Effective Date” of this amended and restated Plan is January 1, 2005. The original effective date of this Plan was May 19, 1999. This Plan document supersedes any previously adopted Plan document and is intended to comply with

Internal Revenue Code Section 409A and applicable IRS and Treasury guidance and regulations.

2.7 Participant. “Participant” means a Director of a Company sponsoring this Plan.

2.8 Plan. “Plan” means the HomeStreet, Inc. Directors’ Deferred Compensation Plan as contained in this document, and as amended from time to time, plus any administrative rules or regulations adopted by the Controller.

2.9 Plan Year. “Plan Year” of this amended and restated Plan means the calendar year.

ARTICLE III

DIRECTOR’S DEFERRED COMPENSATION

Annually during the month of December, a Participant may irrevocably elect in writing on a form provided by the Company to defer an amount equal to all or a portion of his or her Director’s Fees that would otherwise be earned and payable in the following Plan Year. Any compensation paid in stock may not be deferred. The amount deferred by a Director for a Plan Year must be at least $2,500.

Notwithstanding the previous paragraph, a Director who first becomes eligible to participate in the Plan on a date after January 1 of a Plan Year may elect to defer receipt of all or a portion of his or her Director’s Fees for services to be performed subsequent to his or her deferral election in the remainder of the initial Plan Year of eligibility. That election must be made in writing within thirty (30) days after the Director becomes a Director eligible to participate in this Plan, and shall be irrevocable as to any Director’s Fees for services to be performed subsequent to his or her deferral election in the remainder of that Plan Year.

A Participant’s written deferral election for a particular Plan Year must also include the Participant’s initial written election of the time and form of payment of his or her Plan deferrals for that Plan Year, adjusted to reflect the applicable deemed earnings on such deferrals, as described in Article IV below.

Notwithstanding any provision of this Plan to the contrary, an individual who is a Director may make his or her initial elections as to the time and form of payment of his Plan benefits that were deferred for each Plan Year prior to 2009 and that were not otherwise payable by the Plan to the Participant in those Plan Years, if those initial time and form of payment elections are made by December 31, 2008.

ARTICLE IV

FORM AND TIME OF BENEFIT PAYMENT

4.1 Initial Election of Form and Time of Payment. A Participant’s Plan benefits shall be 100% vested and nonforfeitable at all times. A Participant (or if a Participant dies before payments commence, a deceased Participant’s beneficiary) shall commence to receive a distribution of his or her Plan deferrals for a particular Plan Year, adjusted to reflect the applicable deemed earnings on such deferrals, upon the occurrence of the earliest of (1) a future date specified by the Participant in his or her election to defer Director’s Fees for that Plan Year, (2) the Participant’s death, or (3) the date the Participant ceases to be a Director.

At the time the Participant’s initial deferral election is made for a particular Plan Year, the Participant must also elect in writing to receive the Participant’s Plan deferrals for that Plan Year in the form of:

a.	a single lump sum payment, or

b.	annual installment payments for a period of up to ten (10) years.

4.2 Election to Change Form of Payment. A Participant who initially elects a form of payment for a particular Plan Year’s deferrals may later elect to change the form of payment the Participant previously elected for those deferrals to another form of permitted payment (for example, from a lump sum to installments payable over a period of up to 10 years, or vice versa), as long as (1) that new election is made at least 12 months prior to the earlier of the specified payment date previously elected by the Participant for payment of that particular Plan Year’s deferrals or the date the Participant ceases to be a Director, (2) the distribution date is changed to a date at least five years after the earlier of the applicable specified date previously elected by the Participant for payment of those deferrals or the date the Participant ceased to be a Director, and (3) the election change does not take effect for at least 12 months after it is made in writing and delivered to the Plan Administrator.

4.3 Election to Change Time of Payment. A Participant who initially elects the time of payment for a particular Plan Year’s deferrals may later elect to change the time of payment the Participant previously elected for those deferrals to the earliest of a new future date specified by the Participant, the Participant’s death, or the date the Participant ceases to be a Director, as long as (1) that new election is made at least 12 months prior to the earlier of the specified payment date previously elected by the Participant for payment of that particular Plan Year’s deferrals or the date the Participant ceases to be a Director, (2) the distribution date is changed to a date at least five years after the earlier of the applicable specified date previously elected by the Participant for payment of those deferrals or the date the Participant ceased to be a Director, and (3) the election change does not take effect for at least 12 months after it is made in writing and delivered to the Plan Administrator.

4.4 Participant’s Death. If a Participant elects to change his or her prior election of the time and form of payment as provided in Paragraphs 4.2 or 4.3, the five year deferral in the payment date does not apply in the case of the Participant’s death. Payment will commence at the time of the Participant’s death if payment of the Participant’s Plan deferrals for a particular Plan Year has not begun at the time the Participant dies. Notwithstanding the foregoing, if a Participant is receiving installment payments and dies before all installments have been paid, the Participant’s beneficiary shall be paid the Participant’s remaining installment payments.

4.5 No Initial Election of Form of Payment. If a Participant makes no initial election of the form of payment for a particular Plan Year’s deferrals, then the Participant’s deferrals for that Plan Year, adjusted to reflect deemed earnings, shall be paid in a lump sum at the time payable under this Plan.

4.6 Payment Commencement Date. Payments shall commence no later than 60 days following the applicable distribution date as provided in this Article IV.

ARTICLE V

EARNINGS CREDITED

The Plan will establish and maintain separate Company recordkeeping accounts for each Participant’s deferred Director’s Fees for a particular calendar year. Such accounts shall be credited with a deemed earnings rate to be determined by the Committee and communicated to the Participants. The Committee may amend that deemed earnings rate prospectively in its discretion, and shall communicate to Plan Participants any change in that deemed earnings rate.

ARTICLE VI

BENEFICIARIES

6.1 Designation. Any amount due to a Participant which is unpaid upon his or her death shall be paid to the beneficiary designated by him or her on a form provided by the Administrator and filed with the Administrator. The designated beneficiary may be changed from time to time by filing a new beneficiary designation with the Administrator. The designation last filed will control.

6.2 Failure to Designate a Beneficiary. If a Participant fails to designate a beneficiary or if the person or persons designated on the beneficiary designation predecease the Participant and the beneficiary designation form does not indicate who receives the amount due, the amount owing shall be paid to the following in the order named:

a.	Surviving spouse;

b.	Surviving descendants, per stirpes;

c.	Surviving parents in equal shares;

d.	Surviving brothers and sisters, in equal shares, provided that the share of a sibling who is then deceased shall be paid to his or her then living descendants, per stirpes; and

e.	Executors or administrators.

6.3 Payment to a Beneficiary. Payment of a Participant’s Plan benefits to the beneficiary of a deceased Participant shall be made in accordance with Article IV.

ARTICLE VII

ADMINISTRATION

The Controller is the Administrator of this Plan. The construction and interpretation by the Administrator of any provision of this Plan shall be final, conclusive and binding upon all parties. The Administrator shall have the power and authority in its sole discretion to adopt, interpret, alter, amend or revoke rules and regulations necessary to assist it in the administration of the Plan, and to delegate ministerial duties and employ such outside professionals as may be required for prudent administration of the Plan. Expenses of Plan administration shall be paid by the Company.

A Director shall pay applicable income taxes and self-employment taxes due on Plan benefits at the time those benefits are paid to the Director.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Amendment. The Board of Directors of HomeStreet, Inc. shall have the right to amend the Plan at any time and from time to time, in whole or in part. The Board of Directors of HomeStreet, Inc. hereby delegates to the Committee the right to amend the Plan. Any amendment adopted by the Committee pursuant to this delegated authority shall be reported to the Board of Directors within two and one-half (2 1/2) months after the close of the Plan Year of adoption. The Board or the Committee shall notify each Participant in writing of any Plan amendment.

8.2 Termination. Although the Board of Directors of HomeStreet, Inc. has established this Plan with a bona fide intention and expectation to maintain the Plan indefinitely, the Board of Directors of HomeStreet, Inc. may terminate or discontinue the Plan in whole or in part at any time without any liability for such termination or discontinuance. Upon Plan termination, all deferrals shall cease. No amendment or Plan termination shall adversely affect the rights of any Participant to his or her deferred Director’s Fees which have accrued prior to the date of such amendment or Plan termination, adjusted to reflect the applicable deemed earnings on such deferrals. If the Plan is terminated, Participants’ past deferrals, credited with earnings as described in Article V, shall be paid at the time and in the form described above in Articles III and IV.

ARTICLE IX

MISCELLANEOUS

9.1 Representations. The Company does not represent or guarantee that any particular federal or state income, payroll, or personal property or other tax consequence will result from participation in the Plan. A Participant should consult with his or her tax advisor to determine the tax consequences of his or her participation.

9.2 Limitation of Rights; Employment Relationship. Nothing contained herein shall be construed as giving a Participant or other person any legal or equitable right against the Company except as provided in the Plan, or create a right in the Participant to remain under contract with the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with a Participant without regard to the existence of the Plan.

9.3 Assignment. No amounts deferred hereunder shall be assignable in whole or in part, either by voluntary or involuntary act or operation of law. Rights hereunder are not subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, and such rights may not be subject to the debts, contracts, liabilities, engagements or torts of the Participant or his or her beneficiary.

9.4 Unsecured Benefit. The unpaid balance of any account maintained pursuant to this Plan is an unsecured, general obligation of the Company. All amounts deferred hereunder remain the unrestricted assets of the Company. Any assets purchased shall remain the sole property of the Company subject to the claims of its general creditors and shall be available for the Company’s use for whatever purpose desired. No Participant hereunder shall have any right other than the unsecured promise of the Company to pay deferred Director’s Fees in the future. No Participant has ownership rights with respect to any asset of the Company by reason of his or her participation in this Plan.

9.5 Severability. If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

9.6 Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of Washington. Venue shall also be in the State of Washington.

ARTICLE X

CLAIMS PROCEDURE

If a Participant disagrees with the information or computations in connection with any benefits paid pursuant to Article IV, or the Plan Administrator fails to make payments to which the Participant believes he or she is entitled under the terms of this Plan, the Participant may make a claim to the Plan Administrator. A claim must be in the form of a letter stating the basis of the disagreement and include all relevant facts and information. The Participant shall be advised of the acceptance or rejection of a claim within ninety (90) days after the claim is received, unless special circumstances require an extension of time for processing the claim. If the Plan Administrator requires an extension, written notice of the extension stating the special circumstances requiring the extension of time and the date by which the Plan Administrator will make a final decision shall be furnished to the Participant prior to the end of the initial ninety (90) day period. The extension may not exceed an additional period of ninety (90) days.

If the claim is denied, the Plan Administrator shall state in detail:

1.	the specific reasons for the denial;

2.	the specific Plan provisions upon which the denial is based;

3.	any additional material or information which the Participant may provide which would entitle the Participant to the benefits claimed; and

4.	an explanation of why such material or information is necessary.

The notice of denial must also explain the steps to be taken if the Participant or a beneficiary wishes to submit a claim for review. If notice of denial of the initial claim is not furnished within the time period allowed above, the claim shall be deemed denied and the Participant may proceed to request a review of the denied claim.

A claim for review by the Plan Administrator must be submitted within sixty (60) days after the date the initial claim is denied. A request for review of a denied claim must include a statement of the reasons the claim should be allowed. The Participant or an authorized representative may examine any documents the Plan Administrator has in its files and will use in reaching a decision, and may also submit additional written comments to the Plan Administrator which support the claim.

The Plan Administrator shall advise the Participant or beneficiary of its decision in writing within sixty (60) days following receipt of the request for review, unless special circumstances require an extension of time for processing. If the Plan Administrator requires an extension, written notice of the extension stating the special circumstances requiring the extension of time and the date by which the Plan Administrator will make a final decision shall be furnished to the Participant prior to the end of the initial sixty (60) day period. The extension may not exceed an additional period of ninety (90) days.

The Plan Administrator’s decision on review shall be in writing and include specific reasons for the decision, as well as specific references to the Plan provisions upon which the decision is based. The decision of the Plan Administrator is final and subject to no further appeal or review.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized representatives this 19th day of December, 2008.

HOMESTREET, INC.
By	/s/ Bruce W. Williams
Its CEO

HOMESTREET BANK
By	/s/ Joan Enticknap
Its President